Exhibit 99.1

Contacts:
Rick Bierly	Anne Bowdidge
Chief Financial Officer	Sr. Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS FOURTH QUARTER AND FULL YEAR 2014

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Fourth Quarter Collaboration Revenue $274.7 million (+184% vs. prior year);

Fourth Quarter Net Income $164.2 million, or $1.96 per diluted share;

Full Year 2014 Collaboration Revenue $710.5 million (+160% vs. prior year);

Full Year 2014 Net Income $276.5 million, or $3.42 per diluted share —

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – February 25, 2015 – Medivation, Inc. (Nasdaq: MDVN) today reported its financial results for the fourth quarter and year ended December 31, 2014. U.S. net sales of XTANDI® (enzalutamide) capsules, as reported by Astellas Pharma Inc., were $230.2 million for the quarter (+82% vs. prior year) and $679.8 million for the full year 2014 (+73% vs. prior year). Fourth quarter U.S. net sales increased approximately 27% compared to third quarter net sales of $181.4 million. As previously disclosed, an estimated 80% of the sequential quarter percentage increase represents underlying demand growth, following the September approval of the metastatic castration resistant prostate cancer (CRPC) chemotherapy-naive indication. Based on information provided by Astellas, XTANDI U.S. net sales for the quarter ended December 31, 2014 included a $3.8 million favorable gross-to-net adjustment, as recorded by Astellas, and an increase in channel partner inventory of approximately one week, also as previously anticipated and disclosed.

Ex-U.S. net sales of XTANDI, as reported by Astellas, were approximately $126 million for the quarter (+246% vs. prior year) and approximately $381 million for the full year 2014 (+622% vs. prior year). Fourth quarter ex-U.S. net sales increased by 5% compared to third quarter net sales of approximately $120 million. U.S. dollar equivalent net sales for the fourth quarter were adversely affected by approximately 7%, due to a strengthening of the U.S. dollar, against the euro and yen primarily, compared with the third quarter.

“We are pleased to report another strong sales quarter for XTANDI, a record performance for 2014, and we enter 2015 with significant momentum and reason for optimism,” said David Hung, M.D., president and chief executive officer of Medivation. “In the coming year, we look to further build out and diversify our proprietary portfolio, both in immuno-oncology as well as other areas of significant medical need that have limited treatment options.”

Medivation’s collaboration revenue was $274.7 million for the fourth quarter (+184% vs. prior year) and $710.5 million for the full year 2014 (+160% vs. prior year). Medivation reported net income of $164.2 million, or $1.96 per diluted share, for the quarter ended December 31, 2014, compared with net income of $2.8 million, or $0.03 per diluted share, for the same period in 2013. Medivation reported net income of $276.5 million, or $3.42 per diluted share, for the full year 2014, compared to a net loss of $42.6 million, or $0.57 per diluted share in 2013.

Medivation collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales, and collaboration revenue related to upfront and milestone payments.

•	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the fourth quarter of 2014 was $115.1 million compared with $63.1 million for the same period in 2013 (+82% vs. prior year) and $339.9 million for the full year 2014 compared with $196.2 million for 2013 (+73% vs. prior year). On September 10, 2014, the U.S. Food and Drug Administration (FDA) approved an expanded indication for the use of XTANDI to treat patients with metastatic CRPC. XTANDI was initially approved by the FDA on August 31, 2012, for the treatment of patients with metastatic CRPC who have previously received docetaxel.

•	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the fourth quarter of 2014 was $18.2 million compared with $4.3 million for the same period in 2013 (+323% vs. prior year) and $49.5 million for the full year 2014 compared with $6.3 million for 2013 (+681% vs. prior year). In October 2014 in Japan, the item “Precautions relating to indications” of the XTANDI package insert was revised based on results of the PREVAIL trial, to remove the sentence, “The efficacy and safety of the drug have not been established in patients with prostate cancer who have not received chemotherapy”. On December 2, 2014, Astellas announced that XTANDI was approved in Europe after the European Commission granted a variation to amend the Marketing Authorisation for enzalutamide for the treatment of adult men with metastatic CRPC who are asymptomatic or mildly symptomatic after failure of androgen deprivation therapy in whom chemotherapy is not yet clinically indicated. XTANDI was initially approved by the European Union on June 24, 2013 for the treatment of adult men with metastatic CRPC whose disease had progressed on or after docetaxel therapy. XTANDI is currently approved in over 50 countries.

•	Medivation’s collaboration revenue related to upfront and milestone payments for the fourth quarter of 2014 was $141.4 million compared with $29.2 million for the same period in 2013 (+384% vs. prior year) and $321.1 million for the full year 2014 compared with $70.4 million for 2013 (+356% vs. prior year). The fourth quarter 2014 collaboration revenue related to upfront and milestone payments included $90 million of development milestones and a sales milestone of $50 million associated with the achievement of annual worldwide XTANDI net sales of $800 million during 2014.

Operating expenses were $131.3 million for the quarter ended December 31, 2014 compared with $88.6 million for the same period in 2013, and $428.6 million for the full year 2014 compared with $295.2 million for 2013. Operating expenses include non-cash stock-based compensation expense of $12.3 million for the quarter and $45.1 million for the full year 2014, compared with $11.5 million and $37.1 million, respectively, for the same periods in 2013. Fourth quarter 2014 operating expenses were $22.7 million higher than the third quarter 2014 primarily due to higher collaboration-related expenses from Astellas, costs associated with our newly-licensed pidilizumab program and higher personnel-related costs.

During the fourth quarter of 2014, the Company released the valuation allowance against Federal and certain state net deferred tax assets, recording a non-recurring, non-cash, income tax benefit of $33.4 million.

At December 31, 2014, cash and cash equivalents were $502.7 million, compared with $228.8 million at December 31, 2013.

Enzalutamide Development Program

•	Reported top-line results from the Phase 2 TERRAIN trial in January 2015. The trial achieved its primary endpoint demonstrating a statistically significant increase in progression-free survival (PFS) for enzalutamide compared to bicalutamide (Hazard Ratio = 0.44; 95% Confidence Interval, 0.34-0.57; p < 0.0001). Median PFS was 15.7 months in the enzalutamide group compared to 5.8 months in the bicalutamide group. The median time on treatment in the TERRAIN trial was 11.7 months in the enzalutamide group versus 5.8 months in the bicalutamide group. Serious adverse events were reported in 31.1% of enzalutamide-treated patients and 23.3% of bicalutamide-treated patients. Grade 3 or higher cardiac adverse events were reported in 5.5% of enzalutamide-treated patients versus 2.1% of bicalutamide-treated patients. Two seizures were reported in the enzalutamide group and one in the bicalutamide group. Additional data from the Phase 2 TERRAIN trial, including the secondary endpoints and further safety data, has been submitted for presentation at upcoming medical conferences.

•	Enrolled the first patient in the Phase 3 EMBARK trial in January 2015. The trial is intended to evaluate the efficacy and safety of enzalutamide alone or in combination with androgen deprivation therapy in approximately 1,860 patients with high-risk, hormone-sensitive, non-metastatic prostate cancer that has biochemically recurred (rising prostate-specific antigen, or [PSA] level) following definitive local therapy with radical prostatectomy and/or radiation. The primary endpoint of the trial is metastasis-free survival.

•	Presented Stage 1 and preliminary Stage 2 data from a Phase 2 trial evaluating the use of enzalutamide as a single agent for the treatment of advanced androgen receptor positive (AR+), triple negative breast cancer at the 37th Annual San Antonio Breast Cancer Symposium. Mature data from the Phase 2 trial are anticipated in 2015.

Corporate Developments

•	Medivation exercised its option for pidilizumab, an immune modulatory anti-PD-1 (programmed death-1) monoclonal antibody, in December 2014 from CureTech, Ltd. Under the license agreement, Medivation will be responsible for all development, regulatory, manufacturing and commercialization activities for pidilizumab for all indications.

•	Medivation appointed Joseph Lobacki as its chief commercial officer in December 2014. Mr. Lobacki brings nearly 30 years of experience in marketing, operations, sales and medical affairs at major pharmaceutical companies.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$502,677	$228,788
Receivable from collaboration partner	184,737	107,210
Deferred income tax assets	21,987	5,541
Prepaid expenses and other current assets	12,264	12,440
Restricted cash	203	—

Total current assets	721,868	353,979
Property and equipment, net	41,161	17,035
Intangible assets	101,000	—
Deferred income tax assets, noncurrent	15,176	—
Restricted cash, net of current	11,562	9,899
Goodwill	10,000	—
Other non-current assets	10,852	11,737

Total assets	$911,619	$392,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$106,132	$78,758
Contingent consideration	10,000	—
Deferred revenue	2,822	16,931
Current portion of build-to-suit lease obligation	698	—

Total current liabilities	119,652	95,689
Convertible Notes, net of unamortized discount of $36,598 and $50,336 at December 31, 2014 and 2013, respectively	222,140	208,414
Contingent consideration	96,000
Build-to-suit lease obligation, excluding current portion	18,711	—
Other non-current liabilities	5,817	11,600

Total liabilities	462,320	315,703
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 78,117,227 and 75,803,020 shares issued and outstanding at December 31, 2014 and 2013, respectively	781	758
Additional paid-in capital	506,227	410,350
Accumulated deficit	(57,709)	(334,161)

Total stockholders’ equity	449,299	76,947

Total liabilities and stockholders’ equity	$911,619	$392,650

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Collaboration revenue	$274,730	$96,612	$710,487	$272,942
Operating expenses:
Research and development expenses	57,877	37,102	189,570	118,952
Selling, general and administrative expenses	73,376	51,485	239,071	176,231

Total operating expenses	131,253	88,587	428,641	295,183

Income (loss) from operations	143,477	8,025	281,846	(22,241)
Other income (expense), net:
Interest expense	(5,589)	(5,214)	(21,690)	(20,249)
Interest income	20	27	46	193
Other income (expense), net	68	(78)	(8)	(201)

Total other income (expense), net	(5,501)	(5,265)	(21,652)	(20,257)

Income (loss) before income tax benefit (expense)	137,976	2,760	260,194	(42,498)
Income tax benefit (expense)	26,229	8	16,258	(115)

Net income (loss)	$164,205	$2,768	$276,452	$(42,613)

Basic net income (loss) per common share	$2.11	$0.04	$3.59	$(0.57)

Diluted net income (loss) per common share	$1.96	$0.03	$3.42	$(0.57)

Weighted average common shares used in the calculation of basic net income (loss) per common share	77,822	75,560	76,929	75,165

Weighted average common shares used in the calculation of diluted net income (loss) per common share	85,756	79,912	85,000	75,165

2015 Financial Guidance

Medivation’s full year 2015 guidance, as compared with full year 2014 results on the same basis, is as follows:

	Year Ended December 31, 2014 (1)	Year Ending December 31, 2015
U.S. Net Sales of XTANDI*	$680 million	$1.050 to $1.125 billion
Non-GAAP Collaboration Revenue	$389 million	$600 to $650 million (2)
Non-GAAP Operating Expenses	$334 million	$410 to $450 million
Non-GAAP R&D Expenses	$134 million	$180 to $200 million (3)
Non-GAAP SG&A Expenses	$200 million	$230 to $250 million (4)
Non-GAAP Interest Expense	$7 million	$7 million (5)
Non-GAAP Tax Rate (6)	28%	36-37%

*	The 2014 amount represent actual net sales as reported by Astellas; the 2015 amounts represent Medivation’s projection of net sales.
(1)	See the information under “Reconciliation of Non-GAAP to GAAP Results for 2014” below for a reconciliation of the non-GAAP financial results for 2014 presented in this table to the corresponding GAAP financial results.
(2)	Non-GAAP collaboration revenue excludes collaboration revenue of $2.8 million related to amortization of the upfront payments that we currently expect to recognize in 2015 and up to $245 million of remaining milestone related payments that we may earn in 2015 from Astellas.
(3)	Excludes approximately $23–$26 million of stock based compensation.
(4)	Excludes approximately $30–$33 million of stock based compensation and potential payments due to third party associated with milestone revenues earned which are excluded from Non-GAAP collaboration revenues.
(5)	Excludes approximately $17 million of non-cash interest expense amortization associated with debt discount and debt issuance costs.
(6)	The 2014 Non-GAAP tax rate includes the tax benefit for a Federal R&D tax credit of approximately $3.7 million; 2015 Non-GAAP tax rate excludes the potential tax benefit for Federal R&D tax credits that expired as of December 31, 2014. The 2015 GAAP tax rate is expected to be 36-37%.

•	U.S. net sales of XTANDI, as reported by Astellas, are expected to range between $1.050 billion and $1.125 billion in 2015, compared with U.S. net sales, as reported by Astellas, of $679.8 million in 2014.

•	Non-GAAP collaboration revenue is expected to range between $600 and $650 million. This measure includes (i) Medivation’s 50% share of collaboration revenue that is related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas. Non-GAAP collaboration revenue excludes collaboration revenue of $2.8 million related to amortization of the upfront payments that we currently expect to recognize in 2015 and up to $245 million of remaining milestone related payments that we may earn in 2015 from Astellas.

•	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $410 and $450 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense and milestone-related payments to a third party associated with milestone revenues earned which are excluded from non-GAAP collaboration revenues.

•	Non-GAAP interest expense is expected to be approximately $7 million, which represents the cash interest expense related to the 2017 Convertible Notes, and it excludes approximately $17 million of non-cash interest expense amortization associated with debt discount and debt issuance costs.

Reconciliation of Non-GAAP to GAAP Results for 2014

A reconciliation of the selected captions from the Company’s consolidated statement of operations for the year ended December 31, 2014 to the Company’s non-GAAP financial results for the year ended December 31, 2014 is included below.

(in thousands, except per share amounts) (unaudited)	Year Ended December 31, 2014
Collaboration revenue reconciliation:
GAAP collaboration revenue	$710,487
Milestone-related payments from Astellas (a)	(321,109)

Non-GAAP collaboration revenue	$389,378

Research and development expenses reconciliation:
GAAP research and development expenses	$189,570
Stock-based compensation expense (b)	(17,913)
Milestone-related payments to third party (c)	(25,700)
License payments to third party (c)	(12,000)

Non-GAAP research and development expenses	$133,957

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$239,071
Stock-based compensation expense (b)	(27,221)
Milestone-related payments to third party (c)	(5,000)
U.S. Branded Prescription Drug Fee adjustment (c)	(6,441)

Non-GAAP selling, general and administrative expenses	$200,409

Interest expense reconciliation:
GAAP interest expense	$21,690
Non-cash interest expense (d)	(14,898)

Non-GAAP interest expense	$6,792

Income tax (benefit) expense reconciliation:
GAAP income tax (benefit) expense	$(16,258)
Change in valuation allowance (e)	104,861
Income tax effect of non-GAAP adjustments (e)	(74,966)

Non-GAAP income tax (benefit) expense	$13,637

(in thousands, except per share amounts)	Year Ended
(unaudited)	December 31, 2014
Net income reconciliation:
GAAP net income	$276,452
Milestone-related payments from third party (a)	(321,109)
Stock-based compensation expense (b)	45,134
Milestone related payments to third party (c)	30,700
License payments to third party (c)	12,000
U.S. Branded Prescription Drug Fee adjustment (c)	6,441
Non-cash interest expense (d)	14,898
Income taxes adjustments (e)	(29,895)

Non-GAAP net income	$34,621

Diluted earnings per share reconciliation:
GAAP net income	$276,452
Interest expense related to convertible notes, net of taxes (f)	14,030

GAAP diluted net income	290,482
Non-GAAP adjustments	(241,831)
Interest expense related to convertible notes, net of taxes (f)	(14,030)

Non-GAAP diluted net income	$34,621

Non-GAAP diluted earnings per share	$0.43

Shares used in per share (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	85,000
Anti-dilutive effect of potential common share for convertible notes (f)	(5,050)

Non-GAAP shares used in per share calculation (diluted)	79,950

Non-GAAP adjustment summary:
Collaboration revenue	$(321,109)
Research and development expenses	55,613
Selling, general and administrative expenses	38,662
Interest expense	14,898

Total non-GAAP adjustments before tax	(211,936)
Income tax effect	(29,895)

Total non-GAAP adjustments after tax	$(241,831)

Medivation, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP measures because they occur at irregular intervals and are not related to our long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP measures because of varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
c)	Milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP measures because they occur at irregular intervals and are not related to our long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
d)	Non-cash interest expense related to the Convertible Notes: The effects of imputed interest related to the Convertible Notes are excluded because this expense is non-cash amortization; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.

e)	Income tax expense: Adjustments to income tax expense for non-GAAP measures consist of changes in valuation allowance and the income tax effect of the non-GAAP adjustments.
f)	Interest and shares underlying Convertible Notes: Under the if-converted method, interest expense and potential common shares related to the Convertible Notes were included in the computation of diluted per share amounts for GAAP purposes because the effect was dilutive. However, they were excluded from the computation of diluted per share amounts for non-GAAP purposes because their effect is anti-dilutive.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. generally accepted accounting principles, or U.S. GAAP, basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards and revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About Medivation Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

Forward-Looking Statements

Certain of the statements in this press release, including those under the caption “2015 Financial Guidance” and with respect to Medivation’s plans to further build out and diversify its proprietary product portfolio and the timing of release of results of clinical trials, are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; including with respect to pidilizumab, Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2014, which is expected to be filed on February 25, 2015 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway.

About XTANDI® (enzalutamide) capsules

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer.

Important Safety Information

Contraindications: XTANDI (enzalutamide) capsules can cause fetal harm when administered to a pregnant woman based on its mechanism of action and findings in animals. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions: In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of patients who were treated with XTANDI and 0% treated with placebo. In Study 2, conducted in patients with chemotherapy-naïve metastatic CRPC, seizure occurred in 0.1% of patients who were treated with XTANDI and 0.1% treated with placebo. Patients experiencing a seizure were permanently discontinued from therapy and all seizure events resolved. There is no clinical trial experience re-administering XTANDI to patients who experienced a seizure, and limited clinical trial experience in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold, whereas Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Adverse Reactions: The most common adverse reactions (≥ 10%) reported from the two combined clinical trials that occurred more commonly (≥ 2% over placebo) in the XTANDI-treated patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

Other Adverse Reactions include:

•	Laboratory Abnormalities: In the two studies, Grade 1-4 neutropenia occurred in 15% of patients treated with XTANDI (1% Grade 3-4) and in 6% of patients treated with placebo (0.5% Grade 3-4). The incidence of Grade 1-4 thrombocytopenia was 6% of patients treated with XTANDI (0.3% Grade 3-4) and 5% of patients on placebo (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of patients treated with XTANDI (0.2% Grade 3-4) and 16% of patients treated with placebo (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of patients treated with XTANDI (0.1% Grade 3-4) and 2% of patients treated with placebo (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI versus 0.3% of placebo patients and in Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls: In the two studies, falls including fall-related injuries occurred in 9% of XTANDI patients vs 4% treated with placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension: In the two studies, hypertension was reported in 11% of patients receiving XTANDI and 4% of patients receiving placebo. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of XTANDI or placebo treated patients.

Drug Interactions:

•	Effect of Other Drugs on XTANDI - Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers may alter the plasma exposure of XTANDI and should be avoided if possible.

•	Effect of XTANDI on Other Drugs -XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI